Filed pursuant to Rule 433 under the Securities Act of 1933
Registration Statement File No. 333-148054
Bank of Montreal
US$1,100,000,000
Senior Medium-Term Notes, Series A
consisting of
US$600,000,000 1.75% Senior Notes due 2014
US$500,000,000 Floating Rate Notes due 2014

1.75% Senior Notes due 2014 (the “Fixed Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”).

Aggregate Principal Amount of Fixed Rate Notes Offered:	US$600,000,000

Maturity Date:	April 29, 2014

Price to Public:	99.919% per Fixed Rate Note, plus accrued interest, if any, from April 29, 2011.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$598,014,000

Underwriting Commission:	0.25% per Fixed Rate Note.

Coupon:	1.75%

Interest Payment Dates:	April 29 and October 29 of each year, beginning on October 29, 2011.

Regular Record Dates:	April 14 and October 14

Re-offer Yield:	1.778%

Spread to Benchmark Treasury:	T + 70 basis points

Benchmark Treasury:	1.250% due April 15, 2014

Benchmark Treasury Yield:	1.078%

Trade Date:	April 26, 2011

Settlement Date:	April 29, 2011; T+3

Redemption Provisions:	The Bank may redeem the Fixed Rate Notes, at its option, at a price equal to the greater of:

(i) 100% of the principal amount of the Fixed Rate Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption), discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the pricing supplement) plus 12.5 basis points;

plus, in either case, accrued and unpaid interest on the principal amount of Fixed Rate Notes being redeemed to but excluding the date of redemption.

CUSIP No.:	06366QGJ0

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Bookrunners:	J.P. Morgan Securities LLC BMO Capital Markets Corp. Barclays Capital Inc. Goldman, Sachs & Co.

Co-managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Lloyds Securities Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC
Floating Rate Notes due 2014 (the “Floating Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”).

Aggregate Principal Amount of Floating Rate Notes Offered:	US$500,000,000

Maturity Date:	April 29, 2014

Price to Public:	100% per Floating Rate Note, plus accrued interest, if any, from April 29, 2011.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$499,250,000

Underwriting Commission:	0.15% per Floating Rate Note.

Coupon:	3-month LIBOR (Reuters LIBOR01) plus 0.47%.

Interest Payment Dates:	January 29, April 29, July 29 and October 29 of each year, beginning on July 29, 2011.

Regular Record Dates:	January 14, April 14, July 14 and October 14

Interest Determination Dates:	Second London business day immediately preceding the applicable Interest Reset Date (as defined in the pricing supplement)

Day Count Convention:	Actual/360

Trade Date:	April 26, 2011

Settlement Date:	April 29, 2011; T+3

CUSIP No.:	06366QGN1

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Bookrunners:	J.P. Morgan Securities LLC BMO Capital Markets Corp. Barclays Capital Inc. Goldman, Sachs & Co.

Co-managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Lloyds Securities Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC
The Bank has filed a registration statement (File No. 333-148054) (including a pricing supplement, a prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BMO Capital Markets Corp. toll-free at 1-312-461-3496, Barclays Capital Inc. toll-free at 1-888-603-5847 or Goldman, Sachs & Co. toll-free at
1-866-471-2526.

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